Exhibit 99.1

Century Aluminum Announces Second Quarter Earnings Update

MONTEREY, CA.  July 25, 2011 -- Century Aluminum Company (NASDAQ: CENX) announced today that its shipments (metric tons shipped) for the second quarter were 82,174 metric tons in the U.S. (a seven percent increase over the first quarter) and 69,309 metric tons in Iceland (a three percent increase over the first quarter).  These results are consistent with the estimates the Company provided during its April 2011 earnings call with investors.

However, U.S. production (metric tons produced) for the quarter was below expectations, driven by Hawesville's slower than anticipated return to full stable operations following the restart of its curtailed potline earlier this year.  The Company estimates it incurred approximately $12 million ($0.12 per basic and diluted share) of unabsorbed costs and restart expenditures during the second quarter related to these production inefficiencies at Hawesville.  Management will provide a full update on the Hawesville plant, including a shipment forecast for the remainder of 2011, during the call scheduled for August 4 to discuss second quarter results.

The Company estimates it will report second quarter net income of $23 to $25 million ($0.23 to $0.25 per basic and diluted share), which result will include the impact of the unabsorbed costs and restart expenditures at Hawesville.  Financial results were also negatively impacted by the following items: (i) charges related to the contractual impact of the recent changes in the Company's Board of Directors and the executive management team ($7.7 million); (ii) a non-cash charge relating to an insurance receivable, reflecting the fact that the matter is now in litigation, despite the Company's continuing view that it will ultimately receive such proceeds ($2.9 million); and (iii) non-cash charges relating to a loss on forward contracts (primarily related to the marking to market of aluminum put options) and the early retirement of debt ($2.4 million).  Changes to the Century of West Virginia retiree medical benefits program increased quarterly results by $8.9 million with an associated discrete tax benefit of $2.1 million.  The following table provides a summary of these items and a calculation of estimated adjusted net income and EPS, which are non-GAAP measures.

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The following is a reconciliation of the Company’s estimated net income for the second quarter of 2011 under U.S. GAAP to adjusted net income:

	$MM		EPS (a)
	Low	High	Low	High
Estimated net income to be reported	$23.0	$25.0	$0.23	$0.25
Changes to Board and management(b)	7.7	7.7	0.08	0.08
Reversal of insurance receivable(c)	2.9	2.9	0.03	0.03
Loss on forward contracts(d)	1.6	1.6	0.02	0.02
Early retirement of debt(e)	0.8	0.8	0.01	0.01
Retiree benefits change	(8.9)	(8.9)	(0.09)	(0.09)
Tax benefit related to retiree benefits change	(2.1)	(2.1)	(0.02)	(0.02)
Estimated adjusted net income to be reported	$25.0	$27.0	$0.25	$0.27

(a)	Basic and diluted, based upon 101.7MM weighted average shares (common and preferred) outstanding.
(b)	Charges related to the contractual impact of the recent changes in the Company's Board of Directors and the executive management team.
(c)	Under U.S. GAAP, a receivable of this nature must be reversed if the matter proceeds to litigation. The Company continues to believe it will ultimately receive these proceeds from its insurer.
(d)	Non-cash charge primarily related to marking to market of aluminum put options.
(e)	Non-cash charge relating to redemption of convertible notes.

In evaluating the Company’s financial performance, management reviews results from operations which exclude significant and non-recurring or largely non-cash items. Adjusted net income is a non-GAAP (generally accepted accounting principles) performance measure. The Company believes it is a useful measure that excludes significant and non-recurring or largely non-cash items that can display significant volatility.  Adjusted net income should be viewed in addition to, and not in lieu of, net income under U.S. GAAP.

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

Contacts:
Mike Dildine (media)	831-642-9364
Shelly Harrison (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements.  Forward-looking statements in this press release include estimates of the amounts of costs and restart expenditures during the second quarter related to production inefficiencies at Hawesville, estimates of the Company’s second quarter net income, and estimates of other financial results from the second quarter, including charges relating to changes in the Company’s Board of Directors and executive management team, charges relating to insurance receivables, forward contracts and the early retirement of debt and benefits relating to changes in the Century of West Virginia retiree medical benefits program. These estimates have not been finalized and could materially change if our estimates are not correct.  More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.